Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Post-Effective Amendment No. 1 to Registration Statement (Form S-3 No. 333-197797) of Phillips 66 Partners LP and Phillips 66 Partners Finance Corporation,

(2)	Amendment No. 1 to the Registration Statement (Form S-3 No. 333-209870) of Phillips 66 Partners LP, and

(3)	Registration Statement (Form S-8 No. 333-190195) pertaining to the Phillips 66 Partners LP 2013 Incentive Compensation Plan;

of our reports dated February 17, 2017, with respect to the consolidated financial statements of Phillips 66 Partners LP and the effectiveness of internal control over financial reporting of Phillips 66 Partners LP included in this Annual Report (Form 10-K) of Phillips 66 Partners LP for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Houston, Texas
February 17, 2017